EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-8 of our report dated October 26, 2012 to the consolidated statements of loss and comprehensive loss and cash flows and stockholders’ equity of Celator Pharmaceuticals, Inc. (a developmental stage Company) for the period from November 18, 1999 (date of incorporation) to December 31, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company being a development stage Company).

/s/ Deloitte LLP

Vancouver, Canada

July 11, 2014